The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.
Summary of Terms
Issuer: JPMorgan Chase Financial Company LLC
Guarantor: JPMorgan Chase & Co.
Minimum Denomination: $1,000
Index: S&P 500® Index, Russell 2000® Index and NASDAQ-100 Index®
Pricing Date: September 22, 2020
Observation Date: September 22, 2022
Maturity Date: September 27, 2022
Maximum Upside Return: At least 12.73%*
Buffer Amount: 20.00%
Payment At Maturity: If the Final Value of each Index is greater than its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Least Performing Index Return), subject to the Maximum Upside Return
If (i) the Final Value of one or more Indices is greater than its Initial Value and the Final Value of the other Index or Indices is equal to its Initial Value or is less than its Initial Value by up to the Buffer
Amount or (ii) the Final Value of each Index is equal to its Initial Value or is less than its Initial Value by up to the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:
1,000 + ($1,000 × Absolute Index Return of the Least Performing Index)
If the Final Value of any Index is less than its Initial Value by more than the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + [$1,000 × (Least Performing Index Return + Buffer Amount)]
If the Final Value of any Index is less than its Initial Value by more than the Buffer Amount, you will lose some or most of your principal amount at maturity.
CUSIP: 48132PDH4
Preliminary Pricing
Supplement: http://sp.jpmorgan.com/document/cusip/48132PDH4/doctype/Product_Termsheet/document.pdf
For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.
Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
* The actual Maximum Upside Return will be provided in the pricing supplement and will not be less than 12.73%.
**Reflects Maximum Upside Return equal to the minimum Maximum Upside Return set forth herein, for illustrative purposes.
The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturity per
$1,000 principal amount note to $1,000.
The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.
Hypothetical Total Returns**
J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com
Least Performing
Index Return
Least Performing
Index Absolute Index
Return
Total Return on the
Notes
80.00% N/A 12.73%
65.00% N/A 12.73%
40.00% N/A 12.73%
30.00% N/A 12.73%
20.00% N/A 12.73%
12.73% N/A 12.73%
10.00% N/A 10.00%
5.00% N/A 5.00%
0.00% 0.00% 0.00%
-5.00% 5.00% 5.00%
-10.00% 10.00% 10.00%
-20.00% 20.00% 20.00%
-30.00% N/A -10.00%
-40.00% N/A -20.00%
-80.00% N/A -60.00%
-100.00% N/A -80.00%
2yr Capped Dual Directional Buffered Equity Notes linked to Least Performing of SPX/RTY/NDX
North America Structured Investments
PLEASE SET 2X FOR 2 FILINGS - ONE FILING PER REGISTRANT 11124 - 1

The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.
Summary of Terms
Issuer: JPMorgan Chase Financial Company LLC
Guarantor: JPMorgan Chase & Co.
Minimum Denomination: $1,000
Index: S&P 500® Index, Russell 2000® Index and NASDAQ-100 Index®
Pricing Date: September 22, 2020
Observation Date: September 22, 2022
Maturity Date: September 27, 2022
Maximum Upside Return: At least 12.73%*
Buffer Amount: 20.00%
Payment At Maturity: If the Final Value of each Index is greater than its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Least Performing Index Return), subject to the Maximum Upside Return
If (i) the Final Value of one or more Indices is greater than its Initial Value and the Final Value of the other Index or Indices is equal to its Initial Value or is less than its Initial Value by up to the Buffer
Amount or (ii) the Final Value of each Index is equal to its Initial Value or is less than its Initial Value by up to the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:
1,000 + ($1,000 × Absolute Index Return of the Least Performing Index)
If the Final Value of any Index is less than its Initial Value by more than the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + [$1,000 × (Least Performing Index Return + Buffer Amount)]
If the Final Value of any Index is less than its Initial Value by more than the Buffer Amount, you will lose some or most of your principal amount at maturity.
CUSIP: 48132PDH4
Preliminary Pricing
Supplement: http://sp.jpmorgan.com/document/cusip/48132PDH4/doctype/Product_Termsheet/document.pdf
For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.
Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
* The actual Maximum Upside Return will be provided in the pricing supplement and will not be less than 12.73%.
**Reflects Maximum Upside Return equal to the minimum Maximum Upside Return set forth herein, for illustrative purposes.
The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturity per
$1,000 principal amount note to $1,000.
The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.
Hypothetical Total Returns**
J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com
Least Performing
Index Return
Least Performing
Index Absolute Index
Return
Total Return on the
Notes
80.00% N/A 12.73%
65.00% N/A 12.73%
40.00% N/A 12.73%
30.00% N/A 12.73%
20.00% N/A 12.73%
12.73% N/A 12.73%
10.00% N/A 10.00%
5.00% N/A 5.00%
0.00% 0.00% 0.00%
-5.00% 5.00% 5.00%
-10.00% 10.00% 10.00%
-20.00% 20.00% 20.00%
-30.00% N/A -10.00%
-40.00% N/A -20.00%
-80.00% N/A -60.00%
-100.00% N/A -80.00%
2yr Capped Dual Directional Buffered Equity Notes linked to Least Performing of SPX/RTY/NDX
North America Structured Investments
PLEASE SET 2X FOR 2 FILINGS - ONE FILING PER REGISTRANT 11124 - 1